SSPECIAL MEETING OF SHAREHOLDERS
On July 9, 2010, a Special Meeting of Shareholders was held to consider a number of proposals.
The results of the proposals are indicated below.

Proposal 1  Election of Trustees:
Net Assets Voted For Leroy Keith, Jr. $418,149,639
Net Assets Voted Withheld $ 19,198,063
Net Assets Voted For Peter G. Gordon $418,295,704
Net Assets Voted Withheld $ 19,051,997
Net Assets Voted For Isaiah Harris, Jr. $417,990,019
Net Assets Voted Withheld $ 19,357,682
Net Assets Voted For Judith M. Johnson $418,159,854
Net Assets Voted Withheld $ 19,187,848
Net Assets Voted For David F. Larcker $418,277,216
Net Assets Voted Withheld $ 19,070,485
Net Assets Voted For Olivia S. Mitchell $418,138,158
Net Assets Voted Withheld $ 19,209,544
Net Assets Voted For Timothy J. Penny $418,187,328
Net Assets Voted Withheld $ 19,160,374
Net Assets Voted For Michael S. Scofield $418,421,996
Net Assets Voted Withheld $ 18,925,705
Net Assets Voted or Donald C. Willeke $418,084,270
Net Assets Voted Withheld $ 19,263,432

Proposal 2a To approve an investment advisory agreement with Wells Fargo Funds Management LLC.

Net Assets Voted For $317,977,345
Net Assets Voted Against $ 14,011,195
Net Assets Voted Abstain $ 6,269,977

Proposal 2b To approve a sub-advisory agreement with Wells Capital Management Incorporated.
Net Assets Voted For $316,581,451
Net Assets Voted Against $ 14,812,969
Net Assets Voted Abstain $ 6,864,097